Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 12th day of January, 2006 to be effective as of the 16th day of October, 2005, by and between CompuCredit Corporation, a Georgia corporation (“CompuCredit”), and J.Paul Whitehead III, an individual resident of the State of Georgia (“Employee”).

WITNESSETH:

WHEREAS, in consideration of, among other things, CompuCredit’s reappointing Employee to the position of Chief Financial Officer, Employee has agreed to devote his full working time to the business efforts of CompuCredit; and

WHEREAS, the parties hereto desire to amend and restate that certain Employment Agreement, dated as August 29, 2002 (the “Original Agreement”), in its entirety to set forth the terms and conditions of Employee’s continued employment with CompuCredit;

NOW, THEREFORE, for and in consideration of the Employee’s employment with CompuCredit and the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CompuCredit and Employee hereby agree as follows:

1. Relationship Re-established. Upon the terms and subject to the conditions of this Agreement, CompuCredit hereby employs Employee to serve as the Chief Financial Officer of CompuCredit, and, as such, Employee shall direct and manage the financial affairs of CompuCredit and shall have such other executive level powers and duties as shall be otherwise conferred on him by CompuCredit’s Board of Directors or Chief Executive Officer consistent with those generally associated with that position (collectively, the “Services”). Employee shall perform the Services at the direction of CompuCredit’s Chief Executive Officer. Employee hereby agrees to devote 100% of his business time, attention, energy and skill exclusively to performing his obligations and duties hereunder and to engage in no business activities other than the performance of his obligations and duties hereunder, except for those specific activities as the Chief Executive Officer or Board of Directors of CompuCredit shall approve in advance in writing; provided, however, that nothing herein contained shall restrict or prevent Employee from personally and for his own account owning and dealing in stocks, bonds, securities, real estate, commodities, or other investment properties for his own benefit or the benefit of his family. Further, nothing herein contained shall restrict or prevent Employee from serving on the Board of Directors of a non-profit entity or any entity that the Chief Executive Officer approves of in writing. Employee shall perform his obligations and duties hereunder diligently, faithfully and to the best of his abilities and, in doing so, shall comply with applicable CompuCredit policies and procedures. If there is any conflict between such policies and procedures and this Agreement, this Agreement shall control.

2. Term; Termination.

2.1 Term of Employment. The term of Employee’s employment under this Agreement shall commence on the 16th day of October 2005 and shall continue for an initial term (the “Initial Term”) of three (3) years from that date, unless sooner terminated in accordance with Section 2.2. Upon expiration of the Initial Term, Employee’s term of employment shall be automatically extended month by month upon the same terms and conditions contained herein until terminated in accordance with Section 2.2. The Initial Term and any additional period of time Employee is employed by CompuCredit thereafter shall be collectively referred to as the “Term.”

2.2 Termination of Employment.

(a) This Agreement shall automatically and immediately terminate upon the death of Employee.

(b) Either party may terminate this Agreement upon the Complete Disability of Employee. “Complete Disability”, as used herein, shall mean the inability of Employee by reason of any physical or mental impairment to perform fully and effectively, as determined in the reasonable judgment of a competent physician selected in good faith by CompuCredit, the Services on a full time basis for an aggregate of 90 days in any period of 180 consecutive days.

(c) In addition to any other rights or remedies available to CompuCredit, CompuCredit may, in its sole discretion, terminate Employee’s employment for Cause effective immediately upon delivery of written notice to Employee. In this Agreement, “Cause” means the reasonable, good faith determination of a majority of the members of CompuCredit’s Board of Directors that:

(i) (A) Employee has committed an act constituting fraud, deceit or intentional material misrepresentation with respect to CompuCredit or any client, customer or supplier of CompuCredit; (B) Employee has embezzled funds or assets from CompuCredit or any client or customer of CompuCredit; (C) Employee has engaged in willful misconduct or gross negligence in the performance of the Services; (D) Employee has failed to comply in a material way with any of the terms of Section 1 or Section 9 hereof;

(ii) Employee has breached or defaulted in the performance of any other material provision of this Agreement and has not cured such breach or default to CompuCredit’s reasonable satisfaction within thirty (30) days after receiving notice thereof; or

(iii) Employee’s conduct is materially detrimental to the reputation of CompuCredit which Employee has not cured (if such conduct is curable in Employer’s reasonable opinion) to CompuCredit’s reasonable satisfaction within ten (10) days after receiving notice thereof.

(d) In addition to any other rights or remedies available to Employee, Employee may, in its sole discretion, terminate Employee’s employment for Good Reason effective immediately upon delivery of written notice to CompuCredit. In this Agreement, “Good Reason” shall mean the occurrence of any one of the following events:

(i) The nature, extent and amount of coverage under CompuCredit’s Directors and Officers, Errors and Omissions insurance policy decreases to a level that is below what would be reasonable and customary (other than due to the actions of Employee), provided however, that such coverage shall not be below a minimum threshold of $25,000,000;

(ii) Employee’s status or role within CompuCredit is demoted in any of the following ways:

(A) Employee no longer maintains the title of Chief Financial Officer of CompuCredit;

(B) Employee retains the title of Chief Financial Officer but is not held out by CompuCredit either internally and/or externally as the principal or chief financial officer of CompuCredit responsible for the financial matters of CompuCredit;

(C) a material diminution in the scope and nature of Employee’s duties and responsibilities or the assignment of duties and responsibilities inconsistent with those generally associated with the chief financial officer position;

(D) Employee no longer reports directly to the Chief Executive Officer of CompuCredit; or

(E) a reduction by CompuCredit of Employee’s base annual salary, incentive compensation or a material reduction of Employee’s benefits (taken as a whole) as in effect immediately prior to such reduction.

(iii) CompuCredit’s requirement that Employee be based anywhere other than Metropolitan Atlanta, Georgia. CompuCredit shall be deemed to have required Employee to be based somewhere other than Metropolitan Atlanta, Georgia if the Employee is required to spend more than two days per week on a regular basis at a business location not within the Atlanta, Georgia metropolitan area.

(iv) the failure of a successor of CompuCredit to assume in writing this Agreement contemporaneously to becoming a successor of CompuCredit; or

(v) CompuCredit has breached or defaulted in the performance of any material provision of this Agreement and has not cured such breach or default to Employee’s reasonable satisfaction within thirty (30) days after receiving notice thereof.

(e) The date on which Employee’s employment expires or terminates for any reason is referred to herein as the “Termination Date.”

3. Compensation.

(a) During the Term, CompuCredit shall pay Employee as compensation for the Services an annual salary as set forth on Exhibit A hereto and incorporated herein by reference. Such compensation shall be payable in substantially equal bi-weekly installments or in such other installments or at such other intervals as may be the policy of CompuCredit from time to time, and shall be subject to such deductions and withholdings as are required by law or policies of CompuCredit in effect from time to time. Employee’s salary per annum may from time to time be increased but not decreased. CompuCredit shall review Employee’s compensation hereunder at least on an annual basis.

(b) On November 5, 2005, CompuCredit shall grant to Employee restricted common stock with a grant date value of $500,000. Subject to Employee’s attainment of goals to be mutually established annually in advance between CompuCredit and Employee, CompuCredit shall make further restricted common stock grants on November 5, 2006 and November 5, 2007, each of which shall have grant date values equal to $500,000. Each of these restricted common stock grants shall vest entirely on the third anniversary of their respective grant dates, provided that on each respective vesting date Employee is an employee of CompuCredit. Each restricted common stock grant shall be evidenced by a written agreement in CompuCredit’s customary form, modified as necessary to provide for vesting upon any CompuCredit change of control and for any other provisions of this Agreement.

(c) Notwithstanding anything to the contrary herein, if this Agreement is terminated by CompuCredit for Cause or by Employee without Good Reason (except in the case of death or Complete Disability of Employee), CompuCredit shall be released of its obligation to pay further compensation or benefits to Employee as set forth in this Agreement and any restricted stock grants and options which have not been granted or have not vested shall neither be granted nor become vested; provided, however, that Employee shall be entitled to receive (i) any salary already earned under Section 3(a) above, and (ii) a portion of any previously agreed upon bonus (prorated based upon full months worked by Employee) for any fiscal year in which Employee worked for CompuCredit for at least six (6) months; provided, further, that in the case of a termination of employment by Employee without Good Reason (except in the case of death or Complete Disability of Employee), Employee shall have two (2) months after the Termination Date to exercise any then vested stock options held by Employee.

(d) If this Agreement terminates as a result of the Complete Disability of Employee, CompuCredit shall be released of its obligation to pay further compensation or benefits to Employee as set forth in this Agreement and any restricted stock grants or options which have not been granted shall neither be granted nor become vested; provided, however, that Employee shall be deemed to be One Hundred Percent (100%) vested in all restricted stock, provided, further, that Employee shall be entitled to receive (i) his salary under Section 3(a) above for a period of three (3) months, (ii) a portion of any previously agreed upon bonus (pro rated based upon full months worked by Employee) for any fiscal year in which Employee worked for CompuCredit for at least six (6) months and (iii) the ability to exercise any then vested options held by Employee for a period of six (6) months after the Termination Date.

(e) If this Agreement terminates as a result of the death of Employee, CompuCredit shall be released of its obligation to pay further compensation or benefits to Employee as set forth in this Agreement and any restricted stock grants or options which have not been granted shall neither be granted nor become vested; provided, however, that Employee shall be deemed to be One Hundred Percent (100%) vested in all restricted stock, provided, further, that Employee (or his estate, as applicable) shall be entitled to receive (i) any salary already earned under Section 3(a) above, (ii) a portion of any previously agreed upon bonus (pro rated based upon full months worked by Employee) for any fiscal year in which Employee worked for CompuCredit for at least six (6) months and (iii) the ability to exercise any then vested options held by Employee for a period of six (6) months after the Termination Date.

(f) Notwithstanding anything to the contrary herein, if CompuCredit terminates this Agreement or Employee’s employment for any reason other than for Cause or if Employee terminates this Agreement or resigns for Good Reason, Employee shall be entitled to receive (i) his then current base salary for the greater of the remainder of the Initial Term or, twelve (12) months from the Termination Date plus (ii) an amount equal to the largest cash bonus received by Employee during the Term of this Agreement and prior to the Termination Date. The Employee shall not be obligated in any way to mitigate CompuCredit’s obligations to him under this Section and any amounts earned by Employee subsequent to his termination of employment shall not serve as an offset to the severance payments due him by CompuCredit under this Section. Further, Employee shall be deemed to be One Hundred Percent (100%) vested in all restricted stock, stock options and benefit plans maintained by CompuCredit, and shall have up to one year after the Termination Date to exercise any stock option or other similar equity-based compensation arrangements; provided, however, that any restricted stock grants or options which have not been granted as of the Termination Date shall neither be granted nor become vested. Payments under this Section are in addition to and not in lieu of any benefits under the other benefit programs of CompuCredit. Without limiting the foregoing, to the extent permitted by law, the CompuCredit shall continue the medical, disability and life insurance benefits which Executive was receiving at the time of termination for a period of twenty-four (24) months after termination of employment or, if earlier, until Employee has commenced employment elsewhere and becomes eligible for participation in the medical, disability and life insurance programs, if any, of his successor employer. Coverage under CompuCredit’s medical, disability and life insurance programs shall cease with respect to each such program as Employee becomes eligible for the medical, disability and life insurance programs, if any, of his successor employer. CompuCredit shall thereafter have no other obligation or liability to Employee under this Agreement.

4. Vacation. Employee shall be entitled to such number of weeks of paid vacation in each calendar year of the Term as is provided in, and in accordance with, CompuCredit’s policies in effect from time to time for management employees.

5. Benefits. Employee and, as applicable, Employee’s family, shall also have the right to participate in any employee benefit plans or other fringe benefits adopted by CompuCredit for its officers and/or other key management employees or as a part of CompuCredit’s regular compensation structure for its employees, including plans (to the extent offered) providing group hospitalization, medical, dental, accidental death and disability and long-term disability income replacement insurance benefits and any retirement income, capital accumulation, deferred compensation and incentive compensation plans, but only if and to the extent provided from time to time in such executive benefits plans and for so long as CompuCredit provides or offers such benefit plans. Notwithstanding the foregoing, the Employee acknowledges that the restricted common stock that may be granted pursuant to Section 3 hereof, if actually granted, is in lieu of any options or other stock-based compensation for which Employee may otherwise be eligible between October 16, 2005 and November 5, 2007.

6. Reimbursement for Expenses. CompuCredit shall reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in connection with the performance of the Services hereunder for travel, entertainment and other miscellaneous expenses to the extent such expenses are consistent with CompuCredit’s reimbursement policy as the same shall be in effect from time to time. Additionally, CompuCredit shall reimburse Employee for reasonable out-of-pocket expenses incurred by Employee associated with Employee’s efforts to maintain those continuing professional education requirements of his license in the State of Georgia to practice as a Certified Public Accountant, as well as those professional association dues, licensure fees, and business license payments incurred by Employee in connection with his status as a Certified Public Accountant. Reimbursement shall be made only against an itemized list of such expenses submitted to CompuCredit by Employee within thirty (30) days after being incurred, and, to the extent requested by CompuCredit, receipts and invoices evidencing such expenses.

7. Confidentiality.

(a) Proprietary Information. Employee acknowledges that as an employee of CompuCredit, he may from time to time have access to and be provided with trade secrets (as defined under applicable law), and other confidential, secret and proprietary information including without limitation, financial statements or information, technical or nontechnical data, formulae, compilations, programs, methods, data, financial plans, models, product plans, marketing or sales strategies, portfolio information, or lists of actual or potential borrowers, loan program participants or other customers not generally available to the public concerning any aspect of the products, services or businesses of CompuCredit, its affiliates, or its and their officers, directors, employees, advisers, agents or other personnel (collectively, “Proprietary Information”). Employee agrees that he will not, directly or indirectly, disclose, publish, disseminate or use any confidential information except in connection with the performance of the

Services. If disclosure of any Confidential Information is required by law, a court or agency of the government, then Employee may make such disclosure after providing CompuCredit with reasonable notice, to the extent that providing such notice to CompuCredit is legally permissible, so that CompuCredit may seek protective relief.

(b) Notwithstanding the provisions of Section 7(a) above, the following shall not be considered to be Proprietary information: (i) any information that was in the public domain through no fault or act of Employee prior to the disclosure thereof to Employee; (ii) any information that came to Employee during any employment prior to that with CompuCredit; (iii) any information that comes into the public domain through no fault or act of Employee; and (iv) any confidential business information that is not a trade secret on and after the three (3) year anniversary of the Termination Date; provided, however, that the limited duration of the confidentiality obligation with regard to Proprietary Information not constituting a trade secret shall not operate or be construed as affording Employee any right or license thereafter to use Proprietary Information, or as a waiver by CompuCredit of the rights and benefits otherwise available to CompuCredit under the laws governing the protection and enforceability of patents, trade secrets and other intellectual property.

(c) Return of Materials. On or before the Termination Date, or when otherwise requested by CompuCredit, Employee will deliver promptly to CompuCredit all Proprietary Information and all other files, customer lists, management reports, drawings, memoranda, forms, financial data and reports and other materials or documents and equipment provided to, or obtained or created by Employee in connection with the Services (including all copies of the foregoing, and including all notes, records and other materials of or relating to CompuCredit or their respective customers) in his possession or control and shall destroy all other Proprietary Information in his possession.

8. Transfer and Assignment to CompuCredit.

(a) To the greatest extent possible, any Work Product will be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and owned exclusively by CompuCredit. In this Agreement, “Work Product” means work product, property, data, documentation, “know-how,” concepts, plans, inventions, improvements, techniques, processes or information of any kind, prepared, conceived, discovered, developed or created by Employee while employed by CompuCredit. Employee hereby unconditionally and irrevocably transfers and assigns to CompuCredit all right, title and interest Employee has or will have, by operation of law or otherwise, in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks, trade secrets and other intellectual property rights. Employee agrees to execute and deliver to CompuCredit any transfers or other instruments which CompuCredit may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in CompuCredit.

(b) Power of Attorney. Employee hereby irrevocably constitutes and appoints CompuCredit as his agent and attorney-in-fact, with full power of substitution, in the name, place and stead of Employee, to execute and deliver any and all assignments or other instruments described in Section 8(a) above that Employee fails or refuses promptly to execute and deliver. The foregoing power and agency are coupled with an interest and are irrevocable.

9. Covenant Against Competition.

(a) Employee acknowledges that the Proprietary Information that he has acquired and will acquire, prior to and during the Term, includes and will include information that could be used by Employee on behalf of a Competitor (as hereinafter defined), its affiliates or others to the substantial detriment of CompuCredit. Moreover, the parties recognize that Employee during the course of his employment with CompuCredit will develop important relationships with customers, suppliers and others having valuable business relationships with CompuCredit. In view of the foregoing, Employee acknowledges and agrees that the restrictive covenants contained in this Agreement are reasonably necessary to protect CompuCredit’s legitimate business interests and goodwill.

(b) Definitions.

(i) “Competitive Position”- (A) the direct or indirect equity ownership (excluding ownership of less than 2% of the equity of an Entity listed on a major U.S. exchange or traded on a NASDAQ over-the-counter market) or control of all or any portion of a “Competitor” (as hereinafter defined), or (B) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between Employee and any Competitor.

(ii) “Competitor”- Any Entity that provides services substantially similar to the Company Services and the revenues and assets from which represent more than 20% of the revenues or assets of such Entity, respectively.

(iii) “Customers”- All Persons within the Territory during the one-year period prior to the Termination Date (A) to whom Employee offered or sold any of the CompuCredit’s products or services (including, without limitation, any opportunity to participate in any loan program established by CompuCredit), (B) to whom were offered or sold any of CompuCredit’s products or services or about whom Employee had Proprietary Information, (C) who were approached by CompuCredit with regard to a product, or (D) who were identified as potential customers by CompuCredit’s models or processes.

(iv) “Company Services”- (A) purchasing, holding, and selling credit card and home equity loans (purchased, held or sold by CompuCredit), or portfolios thereof, or both, (B) providing credit card or home equity loan servicing services or (C) engaging in the business of making credit card and home equity loans to consumers.

(v) “Territory”- The United States, which is the territory within which customers and accounts of CompuCredit will be located and where Employee will provide Services during the term of his employment under this Agreement.

(c) Covenants of Employee. In consideration of Employee’s employment by CompuCredit upon the terms and conditions of this Agreement, and based on and subject to the provisions set forth in Section 9(a) above, Employee agrees that, during the Term and for a period of one (1) year from and after the termination of Employee’s employment hereunder for Cause or without Good Reason, Employee will not, without the prior written consent of CompuCredit, directly or indirectly for or on behalf of any Person other than CompuCredit, as principal, agent or otherwise:

(i) take any action in furtherance of a Competitive Position; or

(ii) solicit Customers for the purpose of providing services competitive with any of the Company Services; or

(iii) solicit or induce (or attempt to do so) to leave employment with CompuCredit anyone who is or was, during the last year of Employee’s relationship with CompuCredit, an employee of CompuCredit or an affiliated entity.

(d) Employee hereby represents and warrants to CompuCredit that he is not now a party to any agreement, court order, decree or other restriction which restricts him from using or disclosing to any party any information deemed to be proprietary or confidential or deemed to be a trade secret, of which in any way restricts Employee from engaging in or rendering any of the Services.

10. Restrictions Upon Sale of Shares. In further consideration of the terms of employment granted herein by CompuCredit to Employee, Employee hereby agrees that in selling any CompuCredit shares of common stock during the Term, he will advise CompuCredit in advance of such sales and will use reasonable efforts to effect such sales so as to minimize any adverse consequences to transactions proposed by CompuCredit which involve its common stock.

11. Certain Covenant If CompuCredit Goes Private. (a) If at any time prior to the “Exercise Date” (as defined in any of Employee’s stock option agreements) or “Vesting Date” with respect to the stock options granted to him pursuant to the Original Agreement CompuCredit becomes a “private” company (which, for purposes hereof, means a company whose shares of common stock are no longer traded on a national securities exchange or quoted on the NASDAQ National Market System and are owned of record by not more than 100 shareholders) while still being controlled by Frank J. Hanna III and David G. Hanna (any such occurrence, a “Going-private Transaction”), all then unvested stock options held by Employee shall be treated as becoming immediately vested and exercised, with a corresponding sale of all underlying shares of common stock concurrently with and in the Going-private Transaction.

Pursuant to this deemed vesting and exercise of the stock options and deemed sale of all underlying shares concurrently with and in the going-private transaction, the unvested stock option agreements will be cancelled, and all proceeds associated with the deemed sale of the underlying shares shall be placed in an interest-bearing escrow account held under the control of CompuCredit for the benefit of Employee. All such proceeds and earnings thereon shall be subject to restrictions and a substantial risk of forfeiture until Employee would have otherwise become vested in the stock options absent the going-private transaction under their original vesting schedule or pursuant to any other applicable provisions of this Agreement. On each original vesting schedule date for which Employee continues to be an employee, CompuCredit shall remit to Employee the applicable pro-rata portion of the proceeds and earnings in the escrow account that corresponds with the portion of those shares that would be vested versus unvested under the original vesting schedule. The entire escrow account balance including all proceeds and earnings thereon will be delivered immediately to Employee if his employment is terminated without Cause or with Good Reason prior to the original vesting dates, which delivery will be in addition to any other benefits or severance payments due to Employee.

(b) If at any time during the Initial Term CompuCredit enters into a Going-private Transaction, CompuCredit agrees to nevertheless continue to grant to Employee all ungranted restricted common stock awards as and when scheduled in Section 3(b) hereof and such restricted stock awards shall continue to vest as set forth in Section 3(b) hereof. In the event that any restricted common stock grants awarded in accordance with Section 3(b) vest after a Going-private Transaction, Employee shall have a the right to require CompuCredit to purchase, and CompuCredit shall have the right to require Employee to sell, all such vested restricted common stock at a purchase price equal to $550,000 per grant. The purchase price shall be paid in cash or by wire transfer at the closing of the purchase, which closing shall occur no later than fifteen (15) days after the applicable vesting date.

12. Indemnification. In the event that the Employee is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a “claim” by reason of (or arising in part out of) an “indemnifiable event,” CompuCredit shall indemnify Employee to the full extent authorized or permitted by law as soon as practicable after written demand is presented to CompuCredit, against any and all “expenses,” judgments, fines, penalties, and amounts paid in settlement (including interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines or settlement) of such claim, provided that CompuCredit shall be obligated to indemnify only for settlements that it has approved in advance, which approval shall not be unreasonable withheld. For these purposes, (i) a “claim” shall include any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by or in the right of CompuCredit or any other party, which Employee believes in good faith might lead to the institution of any such action, suit or proceeding, whether civil, administrative, investigative or other, arising in connection with an indemnifiable event, (ii) “expenses” includes attorneys’ fees and all other costs, expenses and obligations paid or incurred in connection with investigation, defending, being a witness in or participating in (including an appeal), or preparing to defend, be a witness in or participate in any Claim relating to an indemnifiable event, provided that any attorney representing Employee shall cooperate fully with CompuCredit and its attorneys in order to minimize the duplication of expenses; and (iii) an “indemnifiable event” means any event or occurrence related to the fact the Employee is or was an executive officer of CompuCredit, or is or was serving at the request of CompuCredit as a director, officer, or trustee of another corporation, trust or other enterprise, or by anything done or not done by employee in such capacity.

13. Interpretation; Severability. All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. It is understood and agreed that the provisions hereof are severable; if such provisions shall be deemed invalid or unenforceable as to any period of time, territory, or business activity, such provisions shall be deemed limited to the extent necessary to render it valid and enforceable, and the unenforceability of any provisions hereof shall not in any event cause any other provision hereof to be unenforceable. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

14. Relief. In the event of any threatened or actual breach of the provisions of this Agreement by either party, the other party shall be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.

15. Nonwaiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by or on behalf of both parties.

16. Notices. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given if delivered by hand or sent by registered or certified mail, return receipt requested, postage and fees prepaid, addressed to the party to be notified as follows:

(a)	If to CompuCredit:	CompuCredit Corporation
245 Perimeter Center Parkway, Suite 600
Atlanta, GA 30346
Attn: David G. Hanna

(b)	If to Employee:	J.Paul Whitehead III
1700 E. Clifton Rd N.E.
Atlanta, GA 30307

or in each case to such other address as either party may from time to time designate in writing to the other. Such notice or communication shall be deemed to have been given as of the date so delivered or five (5) days after the date so mailed.

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

18. Entire Agreement; Amendment. This Agreement contains the sole and entire agreement between the parties hereto with respect to CompuCredit’s employment of Employee and supersedes all prior discussions and agreements between the parties relating to such employment, and any such prior agreements shall, from and after the date hereof, be null and void. Employee is a sophisticated business person and has received such documents and other information as he has deemed necessary to make his own independent judgment as to the merits of this Agreement and the remuneration that he will receive as a result hereof; further, it is hereby agreed by Employee that neither CompuCredit nor any affiliated entities have made any representation to Employee other than those specifically set forth in this Agreement. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto. Furthermore, if any portion of this Agreement conflicts with any future agreement signed between CompuCredit and Employee, this Agreement shall control unless such future agreement clearly specifies that it is intended to supercede all or a specific provision of this Agreement.

19. Parties Benefited. This Agreement shall inure to the benefit of, and be binding upon Employee, CompuCredit, and its respective heirs, legal representatives, successors and assigns; provided that, as to Employee, this is a personal service contract and Employee may not assign this Agreement or any part hereof.

20. Tax Consequences. CompuCredit shall have no obligation to Employee with respect to any tax obligation Employee incurs as a result of or attributable to this Agreement, including all supplemental agreements and employee benefit plans, if any, in which Employee may hereafter participate, or arising from any payments made or to be made hereunder or thereunder.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPUCREDIT CORPORATION

By:	/s/ David G. Hanna
David G. Hanna, Chief Executive Officer

/s/ J.Paul Whitehead III
J.Paul Whitehead III

Exhibit A

Salary per annum	$400,000

Additionally, Employee shall be entitled to a cash payment of $20,000, payable at the time of execution of this Amended and Restated Employment Agreement, to compensate Employee for the increase in salary which was intended to take effect on October 16, 2005 (the effective date of this Amended and Restated Employment Agreement) but instead takes effect upon the execution hereof.